CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AIM Sector Funds (Invesco Sector Funds)) of our reports dated June 23, 2017, relating to the financial statements and financial highlights, which appear in Invesco American Value Fund’s, Invesco Comstock Fund’s, Invesco Dividend Income Fund’s, Invesco Energy Fund’s, Invesco Gold & Precious Metals Fund’s, Invesco Mid Cap Growth Fund’s, Invesco Small Cap Value Fund’s, Invesco Technology Fund’s, Invesco Technology Sector Fund’s and Invesco Value Opportunities Fund’s Annual Reports on Form N-CSR for the year ended April 30, 2017. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

PricewaterhouseCoopers LLP

Houston, Texas

August 23, 2017